EXHIBIT 10.1

April 28, 2003

Martin J. Yudkovitz

440 Michigan Road

New Canaan, CT 06840

Dear Marty,

In connection with our offer to you of the position of President, reporting to Mike Ramsay, TiVo Inc. is pleased to offer you the following employment terms in addition to the employment terms described in the offer letter we provided to you on April 28, 2003 (the “Offer Letter”).

For the fiscal year ending January 31, 2004, TiVo guarantees a payment of 50% of your bonus under the Executive Incentive Plan as described in the Offer Letter. Further, there will be no pro-ration due to your mid-year start date so you have the opportunity to earn the full year’s bonus.

For the first two full years of your employment, TiVo will establish a milestone based incentive plan that will pay you $75,000 per year based on achievement of pre-agreed milestones. The milestones for this individualized incentive plan will be mutually agreed to by yourself and Mike Ramsay, and will be paid when the milestones are achieved.

A further executive benefit, in addition to TiVo’s benefit package described in the Offer Letter, for your first 12 months of employment, will be an expense allowance that will not exceed $50,000. This allowance is intended to reimburse you for personal travel costs, living expense and transportation associated with your commute between New York and Alviso. This allowance will also cover expenses such as broadband access and telecopier service at your Bay Area residence. TiVo will approve and then pay your Bay Area hotel costs for the first month of your employment.

TiVo will also reimburse the legal expenses you incur in the review and preparation of this agreement and the other agreements referred to herein and in the Offer Letter. The total fees associated with legal review shall not exceed $5,000.00.

In addition to the three stock option awards under the 1999 Equity Incentive Plan described in the Offer Letter, TiVo further commits to award a stock option renewal of at least 100,000 shares during your third year of employment.

Starting from February 1st 2004, and if mutually agreed to by yourself and the Company that a relocation is required, you and your family will receive a relocation package from your current home to the Bay Area. Details of this package are to be finalized but would include home finding trips, sale and purchase costs and movement of your household goods. The total expense of this package is not to exceed $400,000, plus gross up for income tax purposes. This relocation package will be available to you for up to eighteen months from your start date.

If your employment with the Company is terminated by the Company other than for cause and such termination does not qualify you for severance benefits under the separate executive agreement

Mr. Martin J. Yudkovitz

between yourself and TiVo referred to in the Offer Letter, you will receive a severance package comprised of the following elements: a) your then-current base salary paid bi-monthly over a 12 month period following the date of termination; b) your most recently established annual bonus target paid at 100%, in a lump sum at the time of termination; c) the remainder of your Sign-On Bonus (as defined in the Offer Letter), or four quarterly payments of your Sign-On Bonus, whichever is less; d) medical, dental, and vision benefits equivalent to those in place at the time of termination will continue for the 12 month period following the date of termination; and e) effective as of the date of termination, such number of your outstanding stock options as would have vested, simply as a result of the passage of time, during the 12 month period following the date of termination if you had remained continuously employed with the Company will vest and become immediately exercisable as of the date of termination and will remain exercisable for ninety (90) days following the date of termination. The conditions under which the Company may terminate your employment for cause shall be the same as those set forth in the executive agreement referred to above.

This letter, together with the Offer Letter, supersedes any other agreements or promises made to you by anyone, whether written or oral. Please sign and date this letter and the Offer Letter, and return them to me if you wish to accept employment at TiVo under the terms described above and in the Offer Letter.

Sincerely,	ACCEPTED

Michael Ramsay Chief Executive Officer	Martin J. Yudkovitz

DATE: April 28, 2003	DATE: April 28, 2003